Exhibit 99.1

Contact:
Jody Cain
LHA Investor Relations
310-691-7100
jcain@lhai.com

PDL BioPharma Enters into $51.4 Million Capital Provision Agreement with Epps Investments LLC Regarding PDL’s Previously Announced Settlement Agreement with Wellstat

RENO, Nev. (December 14, 2020) - PDL BioPharma, Inc. (“PDL” or the “Company”) (Nasdaq: PDLI) announces it has entered into a Capital Provision Agreement (the “Agreement”) with Epps Investments LLC (“Epps”). Under the terms of the Agreement, Epps will pay PDL $51,391,184 no later than December 31, 2020, in exchange for 100% of the payments or other property or value received by PDL on or after the date of the Agreement pursuant to the settlement agreement (the “Settlement Agreement”) with related entities of Defined Diagnostics, LLC (f/k/a Wellstat Diagnostics, LLC) (“Wellstat Diagnostics”) announced August 12, 2020, and the underlying claims resolved by the Settlement Agreement. The Settlement Agreement resolved previously reported litigation relating to loans made to Wellstat Diagnostics by PDL. PDL has agreed to reimburse Epps for certain of its expenses related to the Agreement.

Pursuant to the Agreement, PDL will also grant to Epps a security interest in PDL’s interest in certain collateral, including the Settlement Agreement and the underlying claims resolved by the Settlement Agreement, as security for the payment of the Company’s obligations under the Agreement. Additionally, if the required payments under the Settlement Agreement are not made to PDL in accordance with the terms of the Settlement Agreement by July 26, 2021, PDL has agreed to assign its rights and obligations under the Settlement Agreement, and the underlying claims resolved by the Settlement Agreement, to Epps.

“We are very pleased to have reached this agreement with Epps, as it brings this matter to a close under definitive and attractive terms to our stockholders as we enter the dissolution process,” commented Dominique Monnet, PDL’s President and CEO. “The proceeds from this transaction matches the value of the Wellstat notes on PDL’s balance sheet, and will be incremental to the initial $7.5 million payment received from the Wellstat parties at the time the Settlement Agreement was signed.”

About PDL BioPharma, Inc.

Throughout its history, PDL’s mission has been to improve the lives of patients by aiding in the successful development of innovative therapeutics and healthcare technologies. PDL BioPharma was founded in 1986 as Protein Design Labs, Inc. when it pioneered the humanization of monoclonal antibodies, enabling the discovery of a new generation of targeted treatments that have had a profound impact on patients living with different cancers as well as a variety of other debilitating diseases. In 2006, the Company changed its name to PDL BioPharma, Inc.

As of December 2019, PDL ceased making additional strategic transactions and investments and is pursuing a formal process to unlock the value of its portfolio by monetizing its assets and ultimately distributing net proceeds to stockholders in the form of cash or equity.

For more information please visit https://www.pdl.com/.

NOTE: PDL, PDL BioPharma, the PDL logo and associated logos and the PDL BioPharma logo are trademarks or registered trademarks of, and are proprietary to, PDL BioPharma, Inc., which reserves all rights therein.

Forward-looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including as it relates to the Company’s Capital Provision Agreement with Epps Investment LLC. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Important factors that could impair the value of the Company’s assets and business, including the implementation or success of the Company’s monetization strategy/plan of complete liquidation, are disclosed in the risk factors contained in the Company’s Annual Report on Form 10-K filed with the SEC on March 11, 2020 and Quarterly Reports on Form 10-Q filed with the SEC on May 11, 2020, August 10, 2020 and November 13, 2020. All forward-looking statements are expressly qualified in their entirety by such factors. We do not undertake any duty to update any forward-looking statement except as required by law.